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               Consent of Independent Certified Public Accountants
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The Board of Directors
AM Communications, Inc. and Subsidiary


     We have issued our report dated August 3, 2001 accompanying the financial statements of SRS Communications Corp. and EDJ Communications, Inc. included in the Current Report of AM Communications, Inc. and Subsidiary on Form 8-K/A dated December 14, 2001 filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of said report in the Registration Statements of AM Communications, Inc. on Forms S-8 (File No. 333-32826, effective March 20, 2000, File No. 333-35988 effective May 1, 2000).


/s/ Grant Thornton LLP

Grant Thornton LLP
Philadelphia, Pennsylvania
December 14, 2001